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CUSIP No. 09059T107                  13G                      Page 1 of 5 Pages

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 13G/A
                                AMENDMENT NO. 2

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934 1


                       Bioject Medical Technologies Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   09059T107
                   -----------------------------------------
                                 (CUSIP Number)

                                 Jan. 19, 1999
                        _______________________________
            (Date of Event Which Requires Filing of This Statement)

Check the Appropriate box to designate the rule pursuant to which this schedule is filed:

        [ ]  Rule 13d-1 (b)
        [X]  Rule 13d-1 (c)
        [ ]  Rule 13d-1 (d)


     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 09059T107                   13G                Page 2 of 5 Pages


      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      DeSpain & Coby, Inc.
      Tax ID# 93-1157255
------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Oregon

------------------------------------------------------------------------------

                     5    SOLE VOTING POWER
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            1,428,224
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            1,428,224
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            1,428,224
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                              [ ]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                              4.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
              IV
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 09059T107                  13G                       Page 3 of 5 pages



Item 1(a). Name of Issuer:

           Bioject Medical Technologies Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           7620 SW Bridgeport Road
           Portland, OR 97224

Item 2(a). Name of Person Filing:

           DeSpain & Coby, Inc.

Item 2(b). Address of Principal Business Office or, if none, Residence:

           1001B Disk Drive, #104
           Bend, OR 97702

Item 2(c). Citizenship:

           Oregon

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           09059T107

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

           (a)  [_]  Broker or Dealer registered under Section 15 of the Act;
           (b)  [_]  Bank as defined in Section 3(a)(6) of the Act;
           (c)  [_]  Insurance Company registered under Section 3(a)(19) of Act;
           (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940;
           (e) [_] Investment Adviser in accordance with Rule 13(d)-1(b)(1)(ii)(E);
           (f) [_] Employee Benefit Plan or Endowment plan in accordance with Rule 13(d)-1(b)(1)(ii)(F);
           (g) [_] Parent Holding Company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G);
           (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
           (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
           (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           [X] If this statement is filed pursuant to Rule 13d-1(c), check this box.

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CUSIP No. 09059T107                     13G                    Page 4 of 5 Pages

Item 4.   Ownership

          (a) Amount Beneficially Owned: 1,370,084 shares of Common Stock which includes the right to acquire 58,140 shares of Common STock pursuant to a currently exercisable warrant. The fileer is the general partner of two limited partnerships. As general partner, the filer has the sole power to vote or dispose of the shares, as indicated below. Summit Fund Limited Partnership owns 760,912 shares of Common Stock, which includes the right to acquire 29,070 shares of Common Stock pursuant to a currently exercisable warrant. Tiburon Fund Limited Partnership owns 667,312 shares of Common Stock, which includes the right to acqure 29,070 shares of Common Stock pursuant to a currently exercisable warrant.

          (b) Percent of Class:  4.9%

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote:
                   1,428,224

              ii)  shared power to vote or to direct the vote:
                   0

              iii) sole power to dispose or to direct the disposition of:
                   1,428,224

              iv)  shared power to dispose or to direct the disposition of:
                   0

Item 5.   Ownership of Five Percent or Less of a Class:

          If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than 5% on Behalf of Another Person:

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable


Item 8.   Identification and Classification of Members of the Group:

          Note. If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

          Not Applicable

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CUSIP No. 09059T107                   13G                     Page 5 of 5 Pages

Item 9.   Notice of Dissolution of the Group:

          Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 27, 1999
                                                        1-27-99
                                        ______________________________________
                                                        (Date)

                                        DeSpain & Coby, Inc.
                                        /s/ Daniel DeSpain

                                             /s/ Daniel DeSpain  President
                                        ______________________________________
                                                      (Signature)

                                        Daniel DeSpain, President

                                             /s/ Daniel DeSpain  President
                                        ______________________________________
                                                      (Name/Title)